EXHIBIT 99.1

American National Announces Fourth Quarter 2011 Results

GALVESTON, Texas, Feb. 20, 2012 (GLOBE NEWSWIRE) -- American National Insurance Company (Nasdaq:ANAT) announced fourth quarter 2011 net income of $56,139,000 ($2.10 per diluted share) compared to net income of $35,570,000 ($1.33 per diluted share) for the same period in 2010.

Fourth quarter after-tax operating earnings, which exclude net realized investment gains, increased to $34,540,000 ($1.29 per diluted share) compared with $20,214,000 ($0.76 per diluted share) in earnings for the same period in 2010. After-tax net realized investment gains were $21,599,000 ($0.81 per diluted share) for the fourth quarter of 2011 as compared with net realized investment gains of $15,356,000 ($0.57 per diluted share) for the fourth quarter of 2010.

Net income for the year ended December 31, 2011 increased to $192,248,000 ($7.20 per diluted share) from net income of $144,026,000 ($5.40 per diluted share) for the year ended December 31, 2010.

After-tax operating earnings through 2011, which exclude net realized investment gains, were $133,185,000 ($4.99 per diluted share) compared with $95,886,000 ($3.60 per diluted share) for 2010. After-tax net realized investment gains totaled $59,063,000 ($2.21 per diluted share) during 2011 compared with net realized gains of $48,140,000 ($1.80 per diluted share) for 2010.

Earnings for 2011 were affected by a significant improvement in property and casualty results, which increased to an after-tax gain of $13.7 million from a loss of $25.0 million reported for 2010. Strong auto results as well as risk management actions, mitigated a substantial increase in gross catastrophe costs. After-tax catastrophe costs net of reinsurance aggregated $80.8 million through December 31, 2011 compared with $82.6 million through December 31, 2010. Revenues for the year ended December 31, 2011 were down 1.6% from 2010, as a result of decreases in the health and property and casualty segments partially offset by an increase in net investment income.

Total assets as of December 31, 2011 grew to $22.5 billion, a 5.0% increase from the end of 2010. Stockholders' Equity as of December 31, 2011 was $3.7 billion. Book value per diluted share was $136.90 at December 31, 2011 as compared to $136.12 per diluted share at December 31, 2010.

American National Insurance Company
COMPARATIVE OPERATIONAL HIGHLIGHTS
Compiled on a GAAP basis (Preliminary & Unaudited)*

	Quarter Ended December 31,		Twelve Months Ended December 31,
	2011	2010	2011	2010

Revenues	$776,664,000	$784,891,000	$3,023,027,000	$3,073,181,000
After-tax earnings:
Operating earnings **	$34,540,000	$20,214,000	$133,185,000	$95,886,000
Net realized investment gains	21,599,000	15,356,000	59,063,000	48,140,000
Net income	56,139,000	35,570,000	192,248,000	144,026,000

Per share earnings:
Operating earnings – Diluted **	$1.29	$0.76	$4.99	$3.60
Net realized investment gains	0.81	0.57	2.21	1.80
– Diluted
Net income – Diluted	2.10	1.33	7.20	5.40

Weighted average number of shares upon which computations are based:
Diluted	26,733,424	26,687,361	26,713,218	26,687,158
Basic	26,559,950	26,559,238	26,559,886	26,559,035

		As of
		December 31, 2011	December 31, 2010

Book value per diluted share		$136.90	$136.12

* Results are preliminary and unaudited. American National expects to timely file its 2011 Form 10-K in March.
** Operating earnings exclude after-tax realized investment gains and losses. The sum of Operating earnings (losses) and Net realized investment gains (losses) is equal to Net income (loss).

The American National family of companies has, on a consolidated GAAP basis, $22.5 billion in assets, $18.8 billion in liabilities and $3.7 billion in stockholders' equity. The American National family of companies offers a broad line of products and services, which include life insurance, annuities, health insurance, credit insurance, pension products and property and casualty insurance for personal lines, agribusiness, and targeted commercial exposures. The American National family of companies operates in all 50 states, and its major insurance subsidiaries include American National Property and Casualty Company, Farm Family Life Insurance Company, Farm Family Casualty Insurance Company, Standard Life and Accident Insurance Company, Garden State Life Insurance Company, American National Life Insurance Company of Texas, American National Life Insurance Company of New York, and United Farm Family Insurance Company.

American National Insurance Company is headquartered in Galveston, Texas, was founded in 1905 and is licensed to conduct the business of insurance in all states except New York (operations in New York are conducted through subsidiaries). American National Insurance Company has been evaluated and assigned the following ratings by nationally recognized rating agencies: A (Excellent) by A.M. Best Company, third highest of 13 active company ratings noted as "An excellent ability to meet their ongoing insurance obligations" and A (Strong) by Standard & Poor's, sixth highest of 20 active company ratings noted as "Strong capacity to meet financial commitments but somewhat subject to adverse economic conditions."

For more information, including company news and investor relations information, visit the company's web site at www.anico.com.

The American National Insurance Company logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=7772

CONTACT: John Dunn (409) 766-6063